Exhibit 10.1

INTUITIVE MACHINES, INC.
INTUITIVE MACHINES, LLC
and

STIFEL BANK

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of March 4, 2025 by and among (a) STIFEL BANK, a Missouri state-chartered bank (“Bank”), and (b) (i) INTUITIVE MACHINES, INC., a Delaware corporation (“Parent Borrower”) and (ii) INTUITIVE MACHINES, LLC, a Delaware limited liability company (“Subsidiary Borrower”, and together with Parent Borrower, individually and collectively, jointly and severally, “Borrower”).
Recitals
Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower and Borrower will repay the amounts owing to Bank.
Agreement
The parties agree as follows:
1.Definitions And Construction.
1.1Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology), or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guarantees, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.
“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls or is Controlled by or is under common Control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Agreement” is defined in the preamble of this Agreement.
“Ancillary Services” means any products, services or financial accommodations provided by Bank and/or Bank’s Affiliates to Borrower, or otherwise provided by Bank (or any of its Affiliates) to a Borrower or any of its Subsidiaries, including and without limitation, business credit cards, Letters of Credit, Cash Management Services, foreign exchange contracts, interest rate hedging activities, or other treasury management services.
“Ancillary Services Agreement” means an agreement pursuant to which Bank (or its Affiliate) provides Ancillary Services.
“Application” is defined in Section 2.1(c) of this Agreement.
“Assignment of Claims Act” means the Federal Assignment of Claims Act of 1940, as amended.
“Bank” is defined in the preamble of this Agreement.
“Bank Expenses” means all: reasonable costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in amending, enforcing, or defending the Loan Documents (including fees and expenses of appeal), incurred before, during, and after an Insolvency Proceeding, whether or not suit is brought.
“Borrower” is defined in the preamble of this Agreement.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations, or financial condition; and all computer programs, or tape files, and the equipment containing such information.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close or are in fact closed.
“Cash Equivalents” is defined in clause (b) of the definition of Permitted Investment.

“Cash Management Services” is defined in Section 2.1(b) of this Agreement.

“Cash Management Sublimit” means the lesser of (a) One Million Dollars ($1,000,000) and (b) (i) the Revolving Line, minus (ii) the Cash Management Usage Amount, minus (iii) the sum of all outstanding principal amounts of Revolving Line Advances, minus (iv) the LC Sublimit Amount.

“Cash Management Usage Amount” means the aggregate of (a) the aggregate limits of corporate credit card services provided to Borrower by Bank, (b) the total amount of any Automated Clearing House processing reserves, and (c) any amounts outstanding or other reserves taken by Bank in connection with other Cash Management Services requested by Borrower and approved by Bank.

“CFC” means (a) a controlled foreign corporation within the meaning of Section 957 of the IRC in which a Borrower or one of a Borrower’s direct or indirect equityholders is a “United States shareholder” within the meaning of Section 951(b) of the IRC and (b) any Subsidiary whose sole assets (other than a de minimis amount) consist (directly or indirectly) of equity and/or indebtedness of one (1) or more entities described in clause (a) of this definition.
“Change in Control” means a transaction in which (a) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock of Parent Borrower then outstanding ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Parent Borrower, who did not have such power before such transaction, or (b) Parent Borrower, together with the Permitted Investors in the case of economic rights, ceases to beneficially own and control 100% on a fully diluted basis each class of the economic and voting rights associated with all of the outstanding membership units of Subsidiary Borrower.
“Closing Date” means the date of this Agreement.
“Code” means the New York Uniform Commercial Code.
“Collateral” means the property described on Exhibit A attached hereto, provided that the Collateral shall not include the following (collectively, “Excluded Property”) (a) more than sixty-five percent (65%) of the stock, units, or other evidence of ownership of any CFC, (b) any property or rights of Borrower as a licensee to the extent the granting of a security interest therein (i) would be contrary to applicable law or (ii) is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law; provided that, upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral), (c) any intent-to-use trademarks or applications therefor, unless and until acceptable evidence of use of the Trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §§ 1051, et seq.), (d) any Excluded Accounts, (e) any motor vehicles, airplanes, vessels and any other assets covered by or subject to a certificate of title, (f) any real property leasehold interests of any Borrower, (g) any assets located outside the United States, (h) any assets for which the benefit of obtaining such Collateral are outweighed by the costs or burdens of providing the same (as determined by Bank in consultation with Borrower), and (i) Subsidiary Borrower Shares (other than any economic interest related thereto, including any dividends or other distributions paid to Parent Borrower from Subsidiary Borrower in respect of the Subsidiary Borrower Shares); provided that, the provisions of this paragraph shall in no case exclude from the definition of “Collateral” any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment, all of which (except for Accounts expressly excluded from Collateral as set forth herein) shall at all times constitute “Collateral”.
“Collections Account” is defined in Section 6.7(a) of this Agreement.
“Compliance Certificate” means the form of document on Exhibit C attached hereto.
“Contingent Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any Indebtedness of the type described in clauses (a) through (c) of the definition of Indebtedness of another Person; (b) any reimbursement obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (c) all net obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates, or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be a net amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by that Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or polices of a Person, whether through ownership of 20% or more of voting securities or by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Copyrights” means any and all United States copyrights, copyright applications, copyright registrations, and like protections in each work or authorship and derivative work thereof.
“Credit Extension” means each Revolving Line Advance, any Letter of Credit issued pursuant to Section 2.1(c) of this Agreement, or use of the Cash Management Sublimit.
“Daily Balance” means the amount of the Obligations owed at the end of a given day.
“Designated Deposit Account” is the deposit account of Borrower ending 923 (last three digits) maintained with Bank for purposes of receiving Credit Extensions.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in New York, New York, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts, and attachments in which Borrower has any interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Event of Default” is defined in Section 8 of this Agreement.
“Excluded Account” means (a) any deposit accounts used principally for payroll, payroll tax, workers’ compensation claims, 401(k) benefits, health care benefits, pension, retirement benefits, withholding tax and other employee wage and benefit payments to or for the benefit of the employees of Borrower or any Subsidiaries; provided that the funds on deposit in such deposit accounts shall at no time exceed the actual payroll, payroll taxes, withholding taxes and other employee wage and benefit payments then owing for the immediately succeeding two(2) payroll periods, (b) withholding and trust accounts, escrow accounts and Fiduciary and Trust Accounts, and (c) zero balance accounts.
“Excluded DACA Accounts” means (a) any Excluded Account and (b) deposit accounts or securities accounts for which the amount maintained in such accounts does not exceed Five Hundred Thousand Dollars ($500,000) individually or One Million Dollars ($1,000,000) in the aggregate at any one time.
“Excluded Property” is defined in the definition of Collateral herein.
“Excluded Subsidiary” means (a) any Subsidiary that is not a majority-owned Subsidiary of Parent Borrower, (b) any CFC, (c) any direct or indirect Subsidiary of a CFC, (d) any special purpose securitization vehicle (or similar entity), (e) any not-for-profit entity, (f) any captive insurance entity, (g) any Joint Venture and (h) any other Subsidiary with respect to which, in the reasonable judgment of Borrower and Bank, the burden or cost of such entity providing a Guaranty or pledging assets to secure the Obligations shall be excessive in view of the benefits to be obtained by Bank therefrom.
“FATCA” means Section 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, official guidance or interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing any of the foregoing.
“Fiduciary and Trust Accounts” are accounts maintained by Borrower for the benefit of another party, so long as such accounts contain no funds of Borrower at any time.
“Final Payment” is defined in Section 2.5(b) of this Agreement.
“Foreign Currency” is the lawful money of a country other than the United States.
“GAAP” means generally accepted accounting principles as in effect from time to time.
“Guarantor” is any Person (other than an Excluded Subsidiary) providing a Guaranty in favor of Bank.
“Guaranty” is any guaranty of all or a portion of the Obligations.
“Guaranty Documents” are any Guaranty or a security agreement securing any Guaranty.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (other than any accruals for payroll or other employee compensation liabilities accrued in the ordinary course of business), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures, or similar instruments, (c) the capitalized amount of all capital lease obligations that would appear on the balance sheet prepared in accordance with GAAP, and (d) all Contingent Obligations.
“Indemnified Person” is defined in Section 13.2 of this Agreement.
“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower to Bank under this Agreement, provided, however, that Indemnified Taxes shall not include any of the following Taxes imposed on or with respect to Bank (or any assignee) or required to be withheld or deducted from a payment to Bank (or any assignee): (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank (or any assignee) being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between Bank (or any assignee) and the jurisdiction imposing such Tax, (b) withholding Taxes imposed on amounts payable to or for the account of Bank (or any assignee, as applicable) with respect to an applicable interest under this Agreement pursuant to a law in effect on the date on which (i) Bank (or any assignee) acquires such interest under this Agreement or (ii) Bank (or any assignee) changes its lending office, (c) Taxes attributable to Bank’s (or its assignee’s) failure to comply with Section 2.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following: Intellectual Property Rights, claims for damages by way of past, present, and future infringement of any of the foregoing , all licenses or other rights to use any Intellectual Property Rights , and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals, and extensions of any Copyrights, Trademarks, or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Intellectual Property Rights” means the Copyrights, Trademarks, Patents, trade secrets and design rights.
“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.
“Investment” means any beneficial ownership (including stock, partnership interest, or other securities) of any Person, or any loan, advance, or capital contribution to any Person.
“IP Agreement” is, collectively, (a) that certain Intellectual Property Security Agreement between Parent Borrower and Bank dated as of the Closing Date and (b) that certain Intellectual Property Security Agreement between Subsidiary Borrower and Bank dated as of the Closing Date, in each case as may be amended, modified or restated from time to time in accordance with the terms thereof.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Joint Ventures” are joint ventures, strategic alliances, licensing and similar arrangements entered into by Borrower or its Subsidiaries from time to time with any domestic or foreign Persons which are customary in Borrower’s industry or consistent with past practice of Borrower.
“Key Person” is Parent Borrower’s Chief Executive Officer.
“LC Sublimit” means the lesser of (a) Ten Million Dollars ($10,000,000) and (b) (i) the Revolving Line, minus (ii) the Cash Management Usage Amount, minus (iii) the sum of all outstanding principal amounts of Revolving Line Advances, minus (iv) the LC Sublimit Amount.

“LC Sublimit Amount” means an amount equal to the Dollar Equivalent of the face amount of outstanding Letters of Credit issued under Section 2.1(c) of this Agreement.
“Letter of Credit” and “Letters of Credit” are defined in Section 2.1(c) of this Agreement.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest, or other encumbrance.
“Loan Documents” means, collectively, this Agreement, the IP Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, any Ancillary Services Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (c) the value or priority of Bank’s security interests in the Collateral.
“Monthly Financial Statements” is defined in Section 6.3 of this Agreement.
“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing in an individual principal amount of Five Hundred Thousand Dollars ($500,000) or more.
“Net Cash” is, as of any date of determination, (a) Borrower’s unrestricted and unencumbered (other than the general lien granted pursuant to this Agreement) cash at Bank (provided, however, solely for the period commencing on the Closing Date and ending on the date that is sixty (60) days after the Closing Date (or such longer period as agreed by Bank in writing in its sole discretion), Borrower’s unrestricted and unencumbered (other than the general lien granted pursuant to this Agreement) cash at all financial institutions shall count towards (a)) minus (b) the aggregate principal amount of the outstanding Obligations.
“Net Cash Threshold Amount” is Net Cash in an amount greater than or equal to Sixty Million Dollars ($60,000,000).
“Obligations” means all debt, principal, interest, Bank Expenses, the Final Payment, and other amounts owed to Bank by Borrower pursuant to this Agreement, any Ancillary Services Agreement, or any other agreement between Borrower and Bank related to this Agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.
“Ordinary Inventory Acquisitions” are acquisitions in the ordinary course of Borrower and/or its Subsidiaries’ business of all or substantially all of the Inventory of certain suppliers.
“Parent Borrower” is defined in the preamble of this Agreement.
“Patents” means all United States patents, patent applications, and like protections, including without limitation improvements, divisionals, continuations, renewals, reissues, extensions, and continuations-in-part of the same.
“Patriot Act” is defined in Section 13.10 of this Agreement.
“Payment Date” is the last calendar day of each month.
“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument or agreement now or hereafter in existence between Borrower and Bank.
“Permitted Acquisition” is any acquisition of another Person or all or substantially all of the assets of another Person by Borrower or any Subsidiary of Borrower that satisfies each of the following conditions:
(a)    no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed acquisition;
(b)    all transactions in connection therewith shall be consummated, in all material respects, in compliance with all applicable laws and governmental authorizations;
(c)    any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Borrower and its Subsidiaries are engaged or any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Borrower and its Subsidiaries are engaged as of the Closing Date;

(d)    the aggregate amount of consideration (cash and the value of non-cash consideration) payable in connection with all acquisitions during any fiscal year shall not exceed Three Million Dollars ($3,000,000);
(e)    all assets acquired in connection with such acquisition shall be located within the United States, and any Person becoming a Subsidiary as a result of such acquisition shall be formed, incorporated or otherwise organized under the laws of the United States or any state thereof;
(f)    if the acquisition includes a merger of a Borrower or a Guarantor, the Borrower or Guarantor, as applicable, shall be the surviving entity after giving effect to such acquisition;
(g) the acquisition is approved by the board of directors (or equivalent control group) of all parties to the transaction;
(h) the contemplated transaction is consensual and non-hostile;
(i)    no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Liens, and any Person whose capital stock is acquired shall not have any Indebtedness following the contemplated transaction, other than Permitted Indebtedness; and
(j)    Borrower shall have delivered to the Bank, at least five (5) Business Days prior to the date on which any such acquisition is to be consummated (or such later date as is agreed by Bank in its sole discretion), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to Bank, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.
“Permitted Indebtedness” means:
(a)Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;
(b)Indebtedness existing on the Closing Date and disclosed in the Schedule and/or the Perfection Certificate (for clarity, Borrower is not under an obligation to list all Indebtedness existing as of the Closing Date on the Schedule);
(c)Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided that (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed One Million Dollars ($1,000,000) in the aggregate at any given time;
(d)Subordinated Debt;
(e)contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business or consistent with past practice or industry practice;
(f)capital leases, finance leases and other Indebtedness incurred to finance the acquisition, construction or improvement of any equipment or capital assets in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000) at any time outstanding;
(g)to the extent constituting Indebtedness, any convertible securities issued under Rule 144A;
(h)Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments created or issued in the ordinary course of business or in connection with workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;
(i)letters of credit, surety bonds and bank guaranties, so long as the aggregate amount of letters of credit, surety bonds and bank guaranties outstanding at any time maintained outside of Bank do not exceed Ten Million Dollars ($10,000,000) (provided, however, during times when Borrower maintains the Net Cash Threshold

Amount, there shall be no limit on the amount of letters of credit, surety bonds and bank guaranties maintained by Borrower outside of Bank);
(j)Indebtedness to trade creditors incurred in the ordinary course of business;
(k)Indebtedness in respect of any hedge contracts entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates;
(l)other unsecured Indebtedness not otherwise permitted hereunder in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) individually or Two Million Dollars ($2,000,000) in the aggregate at any time outstanding;
(m)Indebtedness in respect of business credit cards, payment processing, automatic clearinghouse arrangements, and otherwise in connection with other banking services, in the ordinary course of business, so long as the aggregate amount of Indebtedness outstanding at any time under business credit cards maintained outside of Bank do not exceed Two Million Dollars ($2,000,000) (provided, however, during times when Borrower maintains the Net Cash Threshold Amount, there shall be no limit on the amount of business credit cards maintained by Borrower outside of Bank);
(n)unsecured Indebtedness with respect to overdraft protections for accounts of Borrower or its Subsidiaries in the ordinary course of business;
(o)Indebtedness pursuant to the Tax Receivable Agreement; and
(p)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (o) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or a Subsidiary, as the case may be.
“Permitted Investment” means:
(a)Investments existing on the Closing Date disclosed in the Schedule;
(b)(i) money, (ii) marketable obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof, (iii) commercial paper having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iv) certificates of deposit and time deposits held at Bank or any other financial institution with a capital surplus in excess of $500,000,000, (v) Foreign Currency and related deposits and (vi) money market accounts (collectively, “Cash Equivalents”);
(c)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(d)guarantees by Borrower or any of its Subsidiaries of leases (other than capital leases) or of other obligations of Borrower or any of its Subsidiaries that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;
(e)loans or advances to officers, directors, managers and employees of Borrower (or any Subsidiary of Borrower) (i) for reasonable and customary business related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of equity interests of Parent Borrower directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to Borrower in cash as common equity) and (iii) for any other purpose not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount of all loans and advances outstanding at any time under clause (iii) of this section shall not exceed One Million Dollars ($1,000,000);
(f)Investments in Joint Ventures, provided that all such Investments by Borrower in Joint Ventures do not exceed Ten Million Dollars ($10,000,000) in the aggregate in any fiscal year (provided that to the extent that Borrower maintains the Net Cash Threshold Amount immediately prior to and immediately after the making of such Investment, such Investments shall not reduce the amount available under the foregoing limitation);
(g)Investments in the ordinary course of business consisting of Code Article 3 endorsements for collection or deposit and Code Article 4 customary trade arrangements with customers consistent with past practices;
(h)to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property Collateral, in each case in the ordinary course of business;
(i)to the extent constituting Investments, Permitted Indebtedness; and
(j)so long as no Event of Default shall have occurred and be continuing or would result therefrom, additional Investments in an aggregate amount not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year.
“Permitted Investors” means any current director, officer, employee, consultant, or equity investor (directly or indirectly) in Parent Borrower or any of its direct or indirect Subsidiaries or any direct or indirect parent or an equity investor (directly or indirectly) in Parent Borrower that holds economic rights in Subsidiary Borrower as of the Closing Date.
“Permitted Liens” means the following:
(a)Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;
(b)Liens for taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate actions diligently conducted, provided that adequate reserves with respect thereto are maintained on the books of Borrower or the applicable Subsidiary, in conformity with GAAP;
(c)Liens (i) upon or in any Equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon and the proceeds of such Equipment;
(d)Liens incurred in connection with the extension, renewal, or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal, or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed, or refinanced does not increase;
(e)Liens on Equipment arising from UCC financing statements that are precautionary;
(f)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(g)Liens and other deposits to secure the performance of bids, trade contracts, governmental contracts and other similar contracts (other than Indebtedness for borrowed money), leases (other than capital leases), subleases, statutory obligations, stay, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h)Liens on Shares in Joint Ventures securing obligations of such Joint Venture;
(i)judgment Liens in respect of judgments not constituting an Event of Default under Section 8.7;
(j)Liens securing Subordinated Debt so long as (i) such Liens are subordinated to Bank’s Liens on terms acceptable to Bank and (ii) such Liens do not cover any property not subject to Bank’s perfected first priority Liens;

(k)customary Liens of any financial institution in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account of Borrower and/or Borrower’s Subsidiaries, provided that (i) if required hereunder, Bank has a first priority perfected security interest in such account for any account owned by a Borrower and (ii) such account is permitted to be maintained pursuant to Section 6.7 of this Agreement;
(l)Liens granted by Subsidiaries in favor of Borrower; and
(m)Liens on cash deposits securing “Permitted Indebtedness” permitted in clauses (i), (k) and (m) thereof so long as (i) such cash security is in a segregated account and identified in writing to Bank as such and (ii) the aggregate amount of such cash security (measured together) does not exceed Two Million Dollars ($2,000,000) at any time.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or governmental agency.
“Publicity” is defined in Section 13.9 of this Agreement.
“Reg W Affiliate” means any legal entity disclosed by Bank to Borrower from time to time and identified as an “affiliate” as such term is set forth in Section 23A(b)(1) of the Federal Reserve Act (12 USC 371c) and 12 C.F.R. 223.2.
“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer, Secretary or Assistant Secretary, Treasurer or Assistant Treasurer or Controller or similar other office of Borrower.
“Revenue” means revenue recognized in accordance with GAAP.
“Revolving Line” means an aggregate principal amount of Forty Million Dollars ($40,000,000).
“Revolving Line Advance” or “Revolving Line Advances” means a cash advance or cash advances under the Revolving Line.
“Revolving Line Maturity Date” means April 30, 2027.
“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.
“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units, general partnership interest, or other securities owned or held of record by Borrower directly in any Person (excluding debt securities convertible or exchangeable into such equity interests); provided, however, that Shares shall not include the equity interests (i) described in clause (a) of the definition of “Collateral” and (ii) in Excluded Subsidiaries.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvent” means, with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature and (e) such Person is not insolvent within the meaning of any applicable laws .

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank in Bank’s sole discretion (and identified as being such by Borrower and Bank).
“Subsidiary” means any corporation, company, or partnership in which (a) any general partnership interest or (b) more than fifty percent (50%) of the capital stock, membership units, or other securities which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers, or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through another Subsidiary directly owned by Borrower; provided, however, a Joint Venture shall not be deemed to be a Subsidiary.
“Subsidiary Borrower” is defined in the preamble of this Agreement.
“Subsidiary Borrower Shares” are the stock, units, or other ownership interests in Subsidiary Borrower held by Parent Borrower.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of February 13, 2023, among Parent Borrower, Subsidiary Borrower and the TRA Parties (as defined therein) party thereto, as such agreement may be amended or otherwise modified from time to time.
“Term SOFR” means, for each calendar month, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such calendar month, as such rate is published by the Term SOFR Administrator on the Term SOFR Administrator’s website at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source; provided, however, that if, as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day, the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, further, that if the Term SOFR Reference Rate is not available at such times for such calendar month, then Term SOFR shall be an alternate replacement rate determined by Bank after consultation with Borrower that gives due consideration to the then-prevailing market convention for determining a comparable rate of interest for bank loans in the United States at such time as well as to Bank’s operational requirements, and at the request of Bank, Bank and Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Bank in its reasonable discretion).
“Term SOFR Determination Day” is defined in the definition of “Term SOFR”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Trademarks” means any United States trademarks and service marks, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transfer” is defined in Section 7.1 of this Agreement.
“Yearly Plan” is defined in Section 6.3 of this Agreement.
1.2Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with, and all financial data (including financial ratios and other financial calculations)

required to be submitted pursuant to this Agreement shall be prepared in accordance with GAAP, applied on a consistent basis, as in effect from time to time. When used herein, the term “financial statements” shall include the notes and schedules thereto.
2.LOAN AND TERMS OF PAYMENT.
2.1Credit Extensions.
Subject to the terms hereof, Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate original unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
(a)Revolving Line Advances.
(i)Subject to and upon the terms and conditions of this Agreement, Borrower may request from time to time Revolving Line Advances in an aggregate outstanding amount not to exceed the Revolving Line, minus the Cash Management Usage Amount and the LC Sublimit Amount. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Line Maturity Date, at which time all Revolving Line Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Revolving Line Advances without penalty or premium.
(ii)Whenever Borrower desires a Revolving Line Advance, Borrower will notify Bank no later than 3:00 p.m. Eastern time on the Business Day that the Revolving Line Advance is to be made. Each such notification shall be made (A) by telephone or in-person followed by written confirmation from Borrower within twenty-four (24) hours, (B) by electronic mail or facsimile transmission, or (C) by delivering to Bank an advance request form in substantially the form of Exhibit B hereto. Bank is authorized to make Revolving Line Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer or without instructions if in Bank’s discretion such Revolving Line Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance except for any damages or losses caused by Bank’s gross negligence or willful misconduct.
(b)Cash Management Sublimit. Subject to the terms and conditions of this Agreement and availability under the Revolving Line, Borrower may request cash management services which may include merchant services, business credit card, automated clearing house transactions, controlled disbursement accounts, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”) by delivering to Bank such applications on Bank’s standard forms as requested by Bank; provided, however, that the total amount of the Cash Management Services shall not exceed the Cash Management Sublimit and that availability under the Revolving Line shall be reduced by the Cash Management Usage Amount. In addition, Bank may, in its sole discretion, charge as Revolving Line Advances any amounts that become due or owing and remain unpaid to Bank in connection with the Cash Management Services. If at any time the Revolving Line is terminated or otherwise ceases to exist, Borrower shall promptly secure its obligations with respect to any Cash Management Services, and, effective as of such date in an amount satisfactory to Bank agreed to in writing in its sole discretion (provided, however, such amount shall not exceed one hundred ten percent (110%) of the Cash Management Services facilities), provided, further the balance in any deposit accounts held by Bank (other than Excluded Accounts) and the certificates of deposit issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates) shall automatically secure such obligations to the extent of the then outstanding Cash Management Services. Further to the immediately preceding sentence, Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Cash Management Services remain available; provided that the foregoing shall not apply to any Excluded Accounts held by Bank.
(c)Letters of Credit Sublimit. Subject to the terms and conditions of this Agreement, Bank agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and, collectively, the “Letters of Credit”), provided, however, that the aggregate outstanding face amount of all Letters of Credit shall not exceed the LC Sublimit, and, for purposes of determining availability under the Revolving Line, the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn) shall decrease, on a dollar-for-dollar basis, the amount available for other Revolving Line Advances. All Letters of Credit issued by Bank shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions agreed to by Bank and Borrower, which will be based on Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby, subject to Borrower’s acceptance to the Application, agrees to execute, including Bank’s standard fee as agreed to by Borrower. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed a Revolving Line Advance under Section

2.1(a). The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense, or liability, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct. Notwithstanding anything to the contrary, Borrower shall be permitted to obtain letters of credit from financial institutions other than Bank to the extent described in and permitted by clause (i) of Permitted Indebtedness.
If at any time the Revolving Line is terminated or otherwise ceases to exist, Borrower shall immediately secure in cash all obligations under this Section 2.1(c) on terms and in amounts reasonably acceptable to Bank.
2.2Overadvances; Sublimits. If (a) (i) the aggregate amount of the outstanding Revolving Line Advances plus the Cash Management Usage Amount plus the LC Sublimit Amount exceeds the Revolving Line at any time or (ii) the Cash Management Usage Amount exceeds the Cash Management Sublimit, Borrower shall pay to Bank within three (3) Business Days (or such longer period as agreed by Bank in writing), in cash, the amount of such excess or (b) the LC Sublimit Amount exceeds the LC Sublimit, Borrower shall immediately secure in cash all obligations under the Letters of Credit in excess of the LC Sublimit on terms and in amounts reasonably acceptable to Bank.
2.3Interest Rates, Payments, and Calculations.
(a)Interest Rates.
(i)Revolving Line Advances. Except as set forth in Section 2.3(b), the Revolving Line Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate per annum equal to the greater of (A) Term SOFR plus two and three-quarters of one percent (2.75%) and (B) six percent (6%).
(b)Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three percent (3%) above the interest rate applicable immediately prior to the occurrence of the Event of Default.
(c)Payments. Interest hereunder shall be due and payable on each Payment Date during the term hereof. Bank shall, at its option, charge such accrued and unpaid interest, all outstanding Bank Expenses, all Periodic Payments, and payments required to be made on the Revolving Line Maturity Date against any of Borrower’s deposit accounts (other than Excluded Accounts) as provided in Section 2.7 or, to the extent not paid when due, against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions, or other charges to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.
(d)Computation. In the event that Term SOFR is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day Term SOFR is changed, by an amount equal to such change in Term SOFR. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed.
(e)Withholding. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of a Borrower) requires the deduction or withholding of any Tax from any such payment by such Borrower, then (i) such Borrower shall be entitled to make such deduction or withholding, (ii) such Borrower shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law, and (iii) if such Tax is an Indemnified Tax, the sum payable by such Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.3) Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(f)Tax Forms. Bank (including any assignee) shall provide an Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8 evidencing an exemption from U.S. federal income tax withholding on payments made pursuant to this Agreement to a Borrower prior to advancing any Credit Extension pursuant to this Agreement, from time to time thereafter upon a Borrower’s reasonable request and at the time or times prescribed by applicable law.
2.4Crediting Payments. Prior to the occurrence of an Event of Default that is continuing, Bank shall credit a wire transfer of funds, check, or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default that is continuing, the receipt by Bank of any wire transfer of funds, check, or other item of payment (other than, in each case, to an Excluded Account maintained at Bank) may, in Bank’s discretion, be immediately applied to reduce the amount of the Obligations then outstanding, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Eastern Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
2.5Fees. Borrower shall pay to Bank the following:
(a)[Reserved].
(b)Final Payment. On the earlier to occur of (i) the Revolving Line Maturity Date and (ii) the termination of this Agreement, a final payment equal to Two Hundred Forty Thousand Dollars ($240,000) (the “Final Payment”), which shall be fully earned as of the Closing Date; and
(c)Bank Expenses. On the Closing Date, all Bank Expenses incurred through and invoiced to Borrower on or after the Closing Date (but in any event within three (3) Business Days after the Closing Date) and, after the Closing Date, all Bank Expenses as and when they are incurred by Bank and subject to Borrower’s receipt of an invoice in respect thereof. If Borrower fails to make payment of such Bank Expenses when due and payable, Bank may, at its option, charge such Bank Expenses against any of Borrower’s deposit accounts (other than Excluded Accounts) as provided in Section 2.7 or, to the extent not paid when due, against the Revolving Line as additional principal thereunder, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.
2.6Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations) have been satisfied. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
2.7Automatic Debit. On the Closing Date, Borrower shall provide Bank an irrevocable Authorization for Automatic Debit and Payment on a Loan with Stifel Bank signed by a Responsible Officer. Bank is authorized to debit Borrower’s deposit accounts (other than Excluded Accounts) as provided therein (subject to, and consistent with, the terms of this Agreement) for so long as this Agreement remains in effect. Bank shall be entitled to rely on an irrevocable authorization for Automatic Debit and Payment on a Loan with Stifel Bank, and Borrower shall indemnify and hold harmless Bank for any damages or loss suffered by Bank as a result such reliance except to the extent resulting from the breach by Bank of this Agreement or the willful misconduct or gross negligence of Bank.
2.8Credit of Proceeds. Bank shall credit proceeds of a Revolving Line Advance to the Designated Deposit Account.
3.CONDITIONS OF LOANS.
3.1Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank in its commercially reasonable discretion:
(a)this Agreement;
(b)duly executed IP Agreement, together with Intellectual Property Collateral search results and completed exhibits to the IP Agreement;
(c)a certificate of the Secretary of Parent Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
(d)a certificate of the manager and/or member of Subsidiary Borrower with respect to the incumbency and resolutions authorizing the execution and delivery of this Agreement;
(e)UCC National Form Financing Statements;
(f)[reserved];

(g)[reserved];
(h)evidence that Borrower, Borrower’s Subsidiaries, and any Guarantor are in compliance with the depository requirements set forth in the first sentence of Section 6.7(a) of this Agreement (irrespective of the five (5) Business Day grace period set forth at the beginning of such sentence);
(i)evidence that Borrower had Revenue of at least Forty-Three Million Five Hundred Thousand Dollars ($43,500,000) for the calendar quarter ended September 30, 2024;
(j)evidence that Parent Borrower has received, on or after August 15, 2024, but on or prior to the Closing Date, unrestricted and unencumbered net cash proceeds in an amount of at least Seventy-Five Million Dollars ($75,000,000) from the sale of Parent Borrower’s equity interests in connection with an ‘at-the-money’ offering (including any follow-on proceeds);
(k)agreement to provide insurance which complies with the terms of this Agreement;
(l)payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;
(m)current financial statements of Borrower;
(n)a legal opinion of Borrower’s counsel dated as of the Closing Date;
(o)[reserved];
(p)an Irrevocable Authorization for Automatic Debit and Payment on a Loan with Stifel Bank;
(q)an Administrative Details form; and
(r)such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
3.2Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:
(a)with respect to any Revolving Line Advance, timely receipt by Bank of the advance request form, as provided in Section 2.1;
(b)[reserved];
(c)the representations and warranties contained in Article 5 shall be true and correct in all material respects (without duplication of any materiality qualifier in the text of such representation or warranty) on and as of the date of such advance request form and on the effective date of each Credit Extension as though made at and as of each such date (provided, that, to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (without duplication of materiality qualifiers) as of such earlier date), and no Event of Default shall have occurred and be continuing or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and
(d)Bank determines to its satisfaction that a Material Adverse Effect has not occurred.
4.CREATION OF SECURITY INTEREST.
4.1Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule of Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral and will constitute a valid, first priority security interest in Collateral acquired after the date hereof (in each case, subject to Permitted Liens).
4.2Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements, and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.
4.3Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior written notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. The first such audit shall be completed within ninety (90) days of the Closing Date (or such longer period as agreed to in writing by Bank in its sole discretion). Notwithstanding anything to the contrary in this Section 4.3, no Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies, abstracts of or taking photographs of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to Bank (or its respective representatives or contractors) is prohibited by applicable law or any bona fide binding agreement with any third party not entered into in contemplation of this restriction set forth herein or (c) is subject to attorney-client privilege or constitutes attorney work product; provided that, to the extent legally permissible, Borrower shall notify Bank that any such document, information or other matter is being withheld pursuant to clauses (a), (b) or (c) of this Section 4.3 and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions; provided further, that Borrower shall have the right to limit access to any inspection or audit for any Person that is not a U.S. citizen and require that any such person with access to Borrower’s facilities has customary insurance and otherwise follows general protocols applicable to all visitors for site visits.
4.4Pledge of Shares. On the Closing Date, the certificate or certificates, if any, for the Shares will be delivered to Bank, accompanied by stock powers or another instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder that is continuing, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers, and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver, or ratification given or action taken which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers, and ratifications shall terminate upon the occurrence and continuance of an Event of Default. Subsidiary Borrower Shares shall be exempt from the terms of this Section 4.4.
4.5Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of this Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.
5.REPRESENTATIONS AND WARRANTIES.
Borrower represents and warrants as follows on the Closing Date, the date of each Credit Extension and on each other date as such representations and warranties are made pursuant to the terms of this Agreement:
5.1Due Organization and Qualification. Borrower and each Subsidiary is a corporation or limited liability company duly existing under the laws of its state of incorporation or formation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except, in the case of such other states and jurisdictions, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.2Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents (a) are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation, Articles of Incorporation, or Bylaws, as applicable, or Certificate of Formation, Articles of Organization, Limited Liability Company Agreement or Operating Agreement, as applicable, (b) will not constitute an event of default under any agreement to which Borrower is a party or by which Borrower is bound, unless, in the case of this clause (b), such event of default would not reasonably be expected to result in a Material Adverse Effect. No Borrower is in default under any agreement to which it is a party or by which it is bound, unless such default would not reasonably be expected to result in a Material Adverse Effect.

5.3No Prior Encumbrances. Borrower and each Subsidiary has good and marketable title to its property material to its business except for minor defects in title that do not materially interfere with its ability to conduct its business, free and clear of Liens, except for Permitted Liens.
5.4[Reserved].
5.5Merchantable Inventory. All Inventory material to Borrower’s business is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.
5.6Intellectual Property Collateral. Borrower is the sole owner of or otherwise has valid license(s) to use the Intellectual Property Rights that constitute Intellectual Property Collateral. To Borrower’s knowledge, (i) each of the Patents is valid and enforceable, (ii) no part of the Intellectual Property Rights owned or purported to be owned by Borrower and that constitute Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made in writing to Borrower that use of any part of the Intellectual Property Rights that constitute Intellectual Property Collateral violates the rights of any third party, except for such claims which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Schedule and except for Permitted Liens, with respect to the Intellectual Property Collateral, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.
5.7Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Article 10 hereof. All of Borrower’s Inventory and Equipment (excluding, however, mobile Inventory and/or Equipment or which is otherwise in transit) is located only at the location set forth in Article 10 hereof, or as set forth in the Perfection Certificate, or, at other locations from time to time, provided Borrower is in compliance with Section 7.10 hereof.
5.8Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to result in a Material Adverse Effect.
5.9No Material Adverse Change in Financial Statements. All consolidated and consolidating (if applicable) financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating (if applicable) results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating (if applicable) financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.
5.10Solvency. Borrower is Solvent.
5.11Regulatory Compliance. Borrower and each Subsidiary meets the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could reasonably result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower is compliant in all material respects with the applicable provisions of the Federal Fair Labor Standards Act. Borrower is not in violation of any statutes, laws, ordinances, or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.
5.12Environmental Condition. Except as disclosed in the Schedule or as would not reasonably be expected to result in a Material Adverse Effect: none of Borrower’s or any Subsidiary’s real properties are used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s or any Subsidiary’s properties or assets are designated or identified in any manner pursuant to any applicable environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute (solely to the extent applicable to Borrower); no lien arising under any environmental protection statute is attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary is subject to a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal, state, or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing or otherwise disposing of hazardous waste or hazardous substances into the environment in violation of applicable law.

5.13Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed and have paid, or have made adequate provision for the payment of, all taxes reflected therein except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate exceed Five Hundred Thousand Dollars ($500,000).
5.14Subsidiaries. Borrower does not own any stock, partnership interest, or other equity securities of any Person, except for Permitted Investments.
5.15Government Consents. Borrower and each Subsidiary has all material consents, approvals, and authorizations of, made all declarations or filings with, and given all material notices to, all governmental authorities that are then necessary for the continued operation of Borrower’s business as currently conducted.
5.16[Reserved].
5.17Shares. Borrower has full power and authority to create a first lien on the Shares, and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal, or other restrictions on transfer relative to, or options exercisable with respect, to the Shares. The Shares have been and will be duly authorized and validly issued and are fully paid and non-assessable (to the extent such concept is applicable). To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings. Except for certificates of Shares delivered to Bank, if any, no interest in any limited liability company or limited partnership controlled by Borrower is represented by a certificate. With respect to each limited liability company or limited partnership controlled by Borrower whose interests are uncertificated, such limited liability company or limited partnership has not elected, whether in its limited liability company agreement or limited partnership agreement or otherwise, to have such interests be treated as a “Security” within the meaning of Article 8 of the Code. The foregoing representations set forth in this Section 5.17 shall not apply to the Subsidiary Borrower Shares.
5.18Full Disclosure. No representation, warranty, or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not materially misleading (other than projected financial information, pro forma financial information, budgets, estimates and information of a general economic or industry nature). With respect to projected financial information and pro forma financial information, Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was furnished, it being understood that such projected financial information and pro forma financial information are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized.
6.AFFIRMATIVE COVENANTS.
Borrower shall do all of the following:
6.1Good Standing.
(a)Borrower shall (i) maintain its and each of its Subsidiaries’ existence and good standing in its jurisdiction of organization, incorporation or formation and (ii) maintain qualification in each jurisdiction in which it is required under applicable law, except in the case of this clause (ii) where failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals, and agreements, the loss of which could have a Material Adverse Effect.
6.2Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, noncompliance with which could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances, and government rules and regulations to which it is subject, except where such noncompliance could reasonably be expected to have a Material Adverse Effect.
6.3Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within forty-five (45) days after the end of each calendar month, a company prepared operating review prepared by Borrower in the ordinary course of business consistent in form and substance to those certain operating reviews provided to Bank prior to the Closing Date and certified by a Responsible Officer (the “Monthly Financial Statements”) (provided, however, the month that is the last month in a calendar quarter, the Monthly Financial Statements shall include a consolidated balance sheet, income statement, and cash flow statement as reviewed by Borrower’s auditor covering Borrower’s consolidated operations during such quarter, prepared in accordance with GAAP, consistently applied); (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year (or any later time as permitted to be filed with the Securities and Exchange Commission, but in no event later than two hundred seventy (270) days after the end of Borrower’s fiscal year), audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion (other than any material weaknesses that do not rise to material misstatements and/or qualification with respect to, or resulting from, the impending maturity of Permitted Indebtedness or changes in accounting principles or practices reflecting changes in an accounting standard that are required or approved by Borrower’s independent registered public accountants) on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank (it being understood and agreed that Grant Thornton LLP is acceptable to Bank); (c) copies of all statements, reports, and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) within five (5) Business Days of receipt of notice thereof, any written report of any legal actions pending or threatened against Borrower or any Subsidiary in writing that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of One Million Dollars ($1,000,000) or more (it being acknowledged that the disclosure of such matters by Borrower to Bank shall in no way indicate that Borrower deems there to be any merit to such claims or that Borrower has any intention of paying any amounts subject to such claims) (provided, that any threatened legal action in any written report against Borrower that is not yet pending is not required to be disclosed within five (5) Business Days and instead may be disclosed by Borrower at any time prior to or contemporaneous with the delivery of the next Compliance Certificate delivered pursuant to the terms of this Agreement); (e) as soon as available, but in any event within ninety (90) days (or such longer period as agreed by Bank in writing) after the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, (i) annual operating budgets (including income statements, balance sheets, and cash flow statements, by month) for the then-current fiscal year of Borrower, and (ii) annual financial projections for the then-current fiscal year as approved by Borrower’s Board of Directors, together with any related business forecasts used in the preparation of such annual financial projections (the “Yearly Plan”); and (f) such budgets, sales projections, operating plans, capital expenditure schedules, deployment schedules, or other information as Bank may reasonably request from time to time.
Borrower shall deliver to Bank with the Monthly Financial Statements delivered for the last month in a calendar quarter and covering each month during such calendar quarter, a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.
As soon as possible and in any event within three (3) Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, Borrower shall deliver to Bank a written statement of a Responsible Officer setting forth details of the Event of Default and the action which Borrower has taken or proposes to take with respect thereto.
In addition, documents required to be delivered pursuant to the terms of this Section 6.3 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower or any of its Subsidiaries posts such documents, or provides a link thereto, on Borrower’s or any of its Subsidiaries’ website on the internet at Borrower’s or any of its Subsidiaries’ website address.
6.4Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been provided in accordance with GAAP. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute, or claim involves more than One Million Dollars ($1,000,000).
6.5Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate actions and is reserved against (to the extent required by GAAP) by Borrower.

6.6Insurance.
(a)Borrower, at its expense, shall keep the Collateral insured against loss and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the Closing Date. Borrower shall also maintain insurance relating to Borrower’s business, ownership, and use of the Collateral in amounts and of a type that are customary to businesses in the industry of Borrower.
(b)Subject to Section 6.14(c), all such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as a loss payee thereof, and all commercial liability insurance policies shall show Bank as an additional insured and shall have such endorsements specify that the insurer must give at least thirty (30) days’ notice to Bank before canceling its policy for any reason (other than non-payment which may be ten (10) days); provided, however, that such endorsements shall not be required for any insurance policies related solely to any specific lunar launches or missions to the extent that the premiums with respect to such policies would be materially increased as a direct result of including such endorsement. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. Subject to the occurrence and continuation of an Event of Default, all proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.
6.7Accounts.
(a)Borrower shall, at all times on and after the day that is five (5) Business Days after the Closing Date, to be tested each day, maintain and shall cause each of its Subsidiaries and any Guarantor to maintain certain of its depository accounts, operating accounts, Cash Equivalents, and excess cash with Bank, which depositary accounts, operating accounts and Cash Equivalents for (i) Borrower, Borrower’s Subsidiaries and any Guarantor shall represent at least seventy percent (70%) (provided, however, at all times prior to the date that is sixty (60) days after the Closing Date, such percentage shall be twenty-five percent (25%)) of the dollar value of Borrower’s, Borrower’s Subsidiaries’, and any Guarantor’s accounts and Cash Equivalents at all financial institutions, and (ii) Borrower shall represent at least seventy percent (70%) (provided, however, at all times prior to the date that is sixty (60) days after the Closing Date, such percentage shall be twenty-five percent (25%)) of the dollar value of Borrower’s accounts and Cash Equivalents at all financial institutions; provided, however, at times when Borrower’s cash maintained in accounts with Bank is at least Two Hundred Seventy-Five Million Dollars ($275,000,000), the requirements set forth in the first sentence of this Section 6.7 shall be deemed to be satisfied regardless of the percentage represented by such cash amount. In addition, Borrower shall, at all times on and after the date that is one hundred twenty (120) days after the Closing Date, direct account debtors to deliver and transmit all proceeds of Accounts billed and collected in the United States (other than any proceeds of Accounts that are required to be transmitted to and held in an Excluded Account) into a collections account of Borrower maintained with Bank (the “Collections Account”) and, so long as no Event of Default has occurred and is continuing, all amounts received in the Collections Account shall be transferred on a daily basis to Borrower’s operating account with Bank (when an Event of Default has occurred and is continuing, Borrower authorizes and acknowledges that, in addition to any of the rights and remedies Bank may otherwise have, Bank may, in its sole discretion, elect to apply collections received in the Collections Account to the Obligations, or, hold such amounts in a reserve against the Obligations). Borrower agrees to act in good faith and in consultation with Bank after the Closing Date, but is under no obligation, to explore the orderly transition to cause Borrower and cause each of its Subsidiaries to utilize Bank and Bank’s Affiliates for any banking services required by Borrower, including, but not limited to, foreign currency wires, business credit cards, hedges, swaps, foreign exchange contracts, ACH processing services and Letters of Credit.
(b)In addition to and without limiting the restrictions in (a), Borrower shall provide Bank five (5) days prior written notice before establishing any banking or investment account at or with any bank or financial institution other than Bank. For each banking or investment account that Borrower at any time maintains (other than any Excluded DACA Account), Borrower shall use commercially reasonable efforts to cause the applicable bank or financial institution (other than Bank) at or with which any such account is maintained to execute and deliver an account control agreement or other appropriate instrument with respect to such account to perfect Bank’s Lien in such account in accordance with the terms hereunder which account control agreement may not be terminated without the prior written consent of Bank unless such account is closed and any funds maintained in such account are transferred to an account of Borrower at Bank or another account over which Bank has a perfected Lien in accordance with the terms hereunder. If Borrower is not able to cause such financial institution to execute and deliver an account control agreement or other appropriate instrument with respect to such account to perfect Bank’s Lien in such account in accordance with the terms hereunder, Borrower shall be required to close such account as soon as reasonably practicable and any funds maintained in such account shall be transferred to an account of Borrower at Bank or another account over which Bank has a perfected Lien in accordance with the terms hereunder.
6.8Financial Covenant – Minimum Revenue. Borrower shall at all times maintain, to be tested as of the last day of each calendar quarter, Revenue for such quarter of not less than the following amounts: quarter ending revenue December 31, 2024 $39,500,000.

With respect to any calendar quarter ending after December 31, 2024, the minimum Revenue levels for each such quarter remain to be calculated but shall be, for each such quarter, an amount equal to eighty percent (80%) of the projected Revenue for such quarter in the Yearly Plan for the then-current year which is delivered and satisfactory to Bank in its commercially reasonable discretion. With respect thereto:

(a) for the 2025 calendar year, Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment or supplement to this Agreement) on or before March 15, 2025 (or such later date as agreed by Bank in writing in its sole discretion) to any such covenant levels proposed by Bank with respect to the 2025 calendar year shall result in an immediate Event of Default for which there shall be no grace or cure period; and

(b) for the 2026 calendar year, Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment or supplement to this Agreement) on or before March 15, 2026 (or such later date as agreed by Bank in writing in its sole discretion) to any such covenant levels proposed by Bank with respect to the 2026 calendar year shall result in an immediate Event of Default for which there shall be no grace or cure period.

6.9    Intellectual Property Rights.

(a)    Within ten (10) business days after the end of each calendar quarter, Borrower shall give Bank written notice of: (i) any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any, during such calendar quarter; and (ii) any registrations issuing from the United States Copyright Office, including the title of such registered intellectual property rights, and the date of such registration, during such calendar quarter. To the extent necessary, Borrower shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in Intellectual Property Rights that constitute Intellectual Property Collateral and that are registered to Borrower in the United States and, upon the request of Bank, file such documents for Bank before the United States Patent and Trademark Office, the United States Copyright Office, or make the applicable Code filing, to maintain the Banks’s perfection in such Intellectual Property Rights. With respect to registrations issued by the United States Copyright Office for Intellectual Property Rights that constitute Intellectual Property Collateral, Borrower shall, concurrently with the notice given in connection with clause (ii), above, provide Bank with a copy of such registration, without the exhibits, if any, thereto. Upon Bank’s request, Borrower will promptly provide evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such registration, and the date of such registration.

(b)    Bank may audit Borrower’s Intellectual Property Collateral solely for the purpose of confirming compliance with this Section 6.9. Any audit conducted by Bank shall be during Borrower’s normal business hours with ten (10) days prior written notice to Borrower, provided that such audit may not occur more often than once during the term of this Agreement, unless an Event of Default has occurred and is continuing. Such audit may also be conducted remotely at Borrower’s request, provided that Borrower provides to Bank all documents and information necessary to conduct the audit. Bank agrees to maintain the confidentiality of all information obtained during the audit and to use such information solely for the purpose of verifying compliance with this Section 6.9. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.9 to take but which Borrower fails to take, after fifteen (15) Business Days’ prior written notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable out-of-pocket and documented costs and expenses incurred in the reasonable exercise of its rights under this Section 6.9.

6.10    Creation/Acquisition of Subsidiaries. In the event that Borrower creates or acquires any Subsidiary (other than an Excluded Subsidiary), Borrower shall notify Bank of such creation or acquisition within fifteen (15) days thereof (or such longer period as agreed by Bank in writing), and Borrower shall take all actions reasonably requested by Bank that are consistent with the Loan Documents to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement that is not an Excluded Subsidiary): (a) to cause such New Subsidiary, to become either a co-Borrower under this Agreement or, at Bank’s option, a Guarantor, and (b) to grant and pledge to Bank a perfected security interest in the Shares held by Borrower in any such New Subsidiary (provided, however, that no equity interests of any CFC other than sixty-five (65%) of the equity interests of any first-tier CFC shall be pledged).

6.11    Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.12    Use of Proceeds. Cause the proceeds of the Credit Extensions to be used solely (a) as working capital, or (b) to fund its general business purposes, and not for personal, family, household or agricultural purposes.

6.13    Assignment of Claims. Notwithstanding any other provision of this Agreement, solely after the first date following the Closing Date when Borrower does not maintain the Net Cash Threshold Amount, upon Bank’s request, provide Bank with any documentation and other materials with respect to Borrower’s Accounts constituting Collateral for which the account debtor is a United States government entity or any department, agency, or instrumentality thereof, and take such actions which are necessary for Bank to obtain an assignment of claims with respect to all such Accounts constituting Collateral under the Assignment of Claims Act, except to the extent that such Accounts constituting Collateral for which the account debtor is a United States government entity or any department, agency, or instrumentality thereof is subject to a contract which prohibits the assignment of claims with respect to such Accounts constituting Collateral even if such contract is otherwise subject to the Assignment of Claims Act (such prohibition in such contract was not entered into in order to avoid this covenant).

6.14    Post-Closing.

(a)    Borrower shall deliver to Bank within sixty (60) days of the Closing Date (or such longer period as agreed by Bank in writing), account control agreements in form and substance reasonably acceptable to Bank with Bank of Texas; and

(b)    Borrower shall use commercially reasonable efforts to deliver within ninety (90) calendar days following the Closing Date, duly executed landlord’s consents in favor of Bank for each of Borrower’s locations at (i) 13467 Columbia Shuttle Street, Houston, Texas 77059, (ii) 510 Ellington Field, Houston, Texas 77034, (iii) 881 Cromwell Park Drive, Glen Burnie, Maryland 21061, (iv) 101 East Jackson Street, Phoenix, Arizona 85004, and (v) each other location that is leased by Borrower, in each case by the respective landlord thereof.

(c)    Borrower shall deliver to Bank within sixty (60) days of the Closing Date (or such longer period as agreed by Bank in writing), insurance certificates and endorsements as set forth in Section 6.6(b).

7.    NEGATIVE COVENANTS.

Borrower will not do any of the following:

7.1    Dispositions. Convey, sell, lease, transfer, or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers: (a) of Inventory in the ordinary course of business or consistent with past practice or industry practice; (b) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business or consistent with past practice or industry practice; (c) of worn-out, surplus or obsolete Equipment (i) which was not financed by Bank or (ii) the net cash proceeds thereof are applied towards the prepayment of any Obligations then outstanding; (d) of any sale, issuance, conversion, exchange, tender, redemption or retirement of (i) Shares of any Subsidiary (including Subsidiary Borrower) to Parent Borrower and (ii) Shares of any Subsidiary that is not a party hereto to any other Subsidiary that is not a party hereto; (e) consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) to the extent constituting Transfers (i) Permitted Liens, (ii) Permitted Investments and (iii) distributions of the type described in and permitted by Section 7.6; and (g) of other assets with an aggregate value not to exceed One Million Dollars ($1,000,000).

7.2    Change in Business; Change in Control or Executive Office. (a) Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and its Subsidiaries and any business substantially similar or related thereto (or incidental thereto); (b) cease to conduct business in substantially the manner conducted by Borrower and its Subsidiaries as of the Closing Date; (c) suffer or permit a Change in Control; (d) without ten (10) days’ prior written notification to Bank (or such shorter period agreed to by Bank in its sole discretion), relocate its chief executive office or state of incorporation or change its legal name; (e) without Bank’s prior written consent, change the date on which its fiscal year ends; or (f) fail to provide notice to Bank of the Key Person departing from or ceasing to be employed by Borrower within five (5) Business Days (or such longer period agreed to in writing by Bank in its sole discretion) after such departure or cessation from Borrower.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except (a) for Permitted Acquisitions, (b) for Ordinary Inventory Acquisitions, and (c) any Subsidiary (that is not a Borrower) may merge or consolidate with Borrower, provided Borrower shall be the continuing or surviving Person or surviving Person shall expressly assume the obligations of Borrower under the Loan Documents in a manner reasonably acceptable to Bank.

7.4    Indebtedness. Create, incur, assume, or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5    Encumbrances. Create, incur, assume, or suffer to exist any Lien with respect to any of its property (including without limitation its Intellectual Property Collateral) or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property (including without limitation its Intellectual Property Collateral), or permit any Subsidiary to do so.

7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement, or purchase of any capital stock, except that Borrower may (a) repurchase the stock of former employees or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year, so long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (b) repurchase the stock of former employees or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees or directors to such Borrower regardless of whether an Event of Default exists, (c) (i) make distributions to Parent Borrower the proceeds of which will be used to pay taxes or related Parent Borrower expenses and (ii) make distributions to any other owner of the Subsidiary Borrower to such Person ratably based on its relative ownership interests in accordance with, and as permitted by, the terms of the Subsidiary Borrower operating agreement so long as Borrower maintains the Net Cash Threshold Amount immediately after the making of such distribution, (d) make non-cash repurchases of Shares of Parent Borrower deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity awards if such Shares represent a portion of the exercise price of such options or warrants or similar equity incentive awards, (e) make distributions to allow Parent Borrower (and any equivalent ratable distributions to any other owner of Subsidiary Borrower) to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Shares of any such Person, (f) to the extent Borrower maintains the Net Cash Threshold Amount immediately following such distributions, make distributions solely with the proceeds of follow-on issuances and convertible notes of Parent Borrower and (g) (i) make tax distributions permitted by its organizational documents in an amount not in excess of the applicable tax liability for such taxable period, and (ii) for an applicable tax period, make tax distributions ratably to its owners in an amount not in excess of (x) the income tax liability of such owner (or the beneficial owners thereof if such owner is a “pass-through” entity for tax purposes) for such taxable period arising solely as a result of the income of such Borrower attributable to such owners (assuming, for purposes of calculation, that the distribution to each such owner was computed based on the highest applicable combined federal, state, local and foreign income tax rates applicable to such owner during the period that the income was earned) plus (y) if after giving effect to clause (x) above for any applicable taxable period any owner would receive less than its pro rata share (according to the owners’ respective ownership interest in such Borrower) of the total tax distributions to be paid to the owners for such taxable period, the additional amount (if any) necessary to ensure that such owner receives its pro rata share of the total tax distributions for such taxable period.. In addition, for any distribution or other ownership interest related payment made by Subsidiary Borrower to Parent Borrower when Borrower does not maintain the Net Cash Threshold Amount immediately after the making of such distribution or payment (other than ordinary course tax distributions and payments under the Tax Receivable Agreement), Borrower shall provide three (3) Business Days’ notice to Bank prior to the making of such distribution or payment; provided that nothing in this sentence shall be deemed to permit such distributions or payments, each of which must otherwise be permitted by the terms of this Section 7.6 in the immediately preceding sentence.

7.7    Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank (except as expressly permitted in Section 6.7); or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8    Transactions With Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s-length transaction with a non-affiliated Person; provided that the foregoing restriction shall not apply to (a) distributions permitted by Section 7.6, (b) customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, reimbursements, severance arrangements, health, stock option and other benefit plans) and indemnification arrangements with respect to such Persons, in each case, entered into in the ordinary course of business or (c) payments by Borrower and its respective Subsidiaries to fund payments to satisfy obligations of the Parent Borrower under the Tax Receivable Agreement including pursuant to any early termination thereof. Without the prior written consent of Bank in its sole and absolute discretion, no part of the proceeds of the

Credit Extensions may be used (a) to purchase any asset or securities (i) issued by any Reg W Affiliate of Bank, (ii) in respect of which, and during any period when, any Reg W Affiliate of Bank has acted as an underwriter, or (iii) sold by any Reg W Affiliate of Bank acting as a principal; (b) to pay, in whole or in part, directly or indirectly, any loan made by any Reg W Affiliate of Bank; or (c) for the benefit of, or to transfer such proceeds to, any Reg W Affiliate of Bank

7.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent or as otherwise permitted pursuant to the terms of such Subordinated Debt.

7.10    Inventory and Equipment. Store the Inventory or the Equipment (other than Inventory or Equipment that is in-transit or with any governmental agency for inspection or review) in excess of Five Million Dollars ($5,000,000) with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit, subject to commercially reasonable efforts, which shall not include the payment of any consideration for any such acknowledgments, by Borrower to obtain such acknowledgment from the third party or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at any location where Collateral is in excess of Five Million Dollars ($5,000,000), unless the landlord has been notified of Bank’s security interest and, subject to commercially reasonable efforts, which shall not include the payment of any consideration to secure such waivers, by Borrower to obtain a landlord waiver in form and substance satisfactory to Bank, duly executed by Borrower and such landlord.

7.11    Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act, or violate any law or regulation, in each case, which violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.

7.12    Tax Receivable Agreement. Amend or permit any amendments to the Tax Receivable Agreement if such amendment would be materially adverse to Bank or the value of the Collateral (including, without limitation, any amendment to Section 5.1 of the Tax Receivable Agreement).

7.13    Subsidiary Borrower Operating Agreement. Amend or permit any amendment to the Second Amended and Restated Limited Liability Company Agreement of Subsidiary Borrower in effect as of the Closing Date, if such amendment both (a) changes or impacts any distributions and/or payments made or to be made to Subsidiary Borrower’s members and (b) would be adverse to Bank or the value of the Collateral, without the prior written consent of Bank.

8.    EVENTS OF DEFAULT.

Any one (1) or more of the following events shall constitute an event of default by Borrower under this Agreement (each an “Event of Default”).

8.1    Payment Default. If Borrower fails to pay:

(a)    any payment of principal or interest of the Obligations on its due date (unless the failure is either (A) caused by an administrative error, technical problem or other problem causing such failure on the part of Bank or (B) Bank elects not to automatically debit as Bank is authorized pursuant to Section 2.7 hereof (or otherwise does not automatically debit such payment on its due date) and Bank has not provided Borrower with any prior written notice of Bank’s intent to not automatically debit such payment, in which case, upon Borrower’s receipt of written notice by Bank of such failure of payment, such payment must be made within three (3) Business Days after receipt of notice by Borrower from Bank; provided, however, if the circumstance described in (A) or (B) is due to a prohibition on Bank conducting such debit, or, due to insufficient funds in such account such failure or election, as the case may be, shall not be subject to the conditions set forth in this parenthetical and there shall be no grace or cure period for the failure to make such payment of principal); or

(b)    any other payment with respect to the Obligations after the same becomes due (other than an amount referred to in paragraph (a) of this Section 8.1) within three (3) Business Days after such interest or other payments are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During such three (3) Business Day period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during such period);

8.2    Covenant Default.

(a)    If Borrower fails to perform any obligation under Article 6 (other than Sections 6.2 (Government Compliance), 6.3 (Financial Statements, Reports, Certificates), 6.4 (Inventory; Returns), 6.6 (Insurance), 6.9 (Intellectual Property Rights), 6.10 (Creation/Acquisition of Subsidiaries), 6.11 (Further Assurances) and 6.13 (Assignment of Claims)) or violates any of the covenants contained in Article 7 of this Agreement;

(b)    If Borrower fails or neglects to perform any obligation under Section 6.3 for a period of more than five (5) Business Days after the applicable date for the delivery of such materials, notice or information set forth in Section 6.3; or

(c)    If Borrower fails or neglects to perform or observe any other term, provision, condition, covenant contained in this Agreement, or in any of the other Loan Documents, and, as to any default under such other term, provision, condition, or covenant that can be cured, has failed to cure such default within ten (10) Business Days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that, if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Borrower be cured within such ten (10) Business Day period and such default is likely to be cured within a reasonable time, Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made during such cure period;

8.3    Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4    Attachment. If any portion of Borrower’s assets with a value in excess of Two Million Dollars ($2,000,000.00) is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver, or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant, or levy has not been removed, discharged, or rescinded within thirty (30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5    Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6    Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate (provided, however, with respect to any Indebtedness to trade creditors incurred in the ordinary course of business, the foregoing shall only be triggered if such Indebtedness is actually accelerated) the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000) or which would reasonably be expected to have a Material Adverse Effect;

8.7    Judgments. If a final judgment or final judgments (for clarity, a final judgment shall not mean unappealable) for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be rendered against Borrower as determined by a court of competent jurisdiction and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment) or which would reasonably be expected to have a Material Adverse Effect;

8.8    Misrepresentations. If, in light of the circumstances of when made, any material misrepresentation or material misstatement exists in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document (except for any of the foregoing that are already qualified by materiality, in which case any such representation or warranty shall not be true and correct after giving effect to such materiality qualifier) (it being agreed and acknowledged by Bank that the projections and forecasts provided by Borrower or any of its Subsidiaries are in good faith and based upon reasonable assumptions and are not to be viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and such circumstances shall not be considered a material misrepresentation or material misstatement);

8.9    Guaranty. If any Guaranty ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any Guaranty Documents, or any Event of Default occurs and is continuing under any Guaranty Document or any Guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any Guarantor or any Guarantor dies or becomes subject to any criminal prosecution or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of a Guarantor’s obligations under the Guaranty Documents; or

8.10    [Reserved].

9.    BANK’S RIGHTS AND REMEDIES.

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one (1) or more of the following, subject in each case to requirements of applicable law, all of which are authorized by Borrower:

(a)    declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that, upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)    cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other Loan Document between Borrower and Bank;

(c)    settle or adjust disputes and claims directly with account debtors for amounts, upon terms, and in whatever order that Bank reasonably considers advisable;

(d)    make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a non-exclusive license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)    set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a non-exclusive license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)    dispose of the Collateral by way of one (1) or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)    Bank may credit bid and purchase at any public sale;

(i)    any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower; and

(j)    require Borrower, after request by Bank, to collect all amounts owing to Borrower in respect of any Account which is Collateral for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; and (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; provided that the foregoing clauses apply solely to Accounts that are included in the Collateral and Bank agrees that it will comply with the Assignment of Claims Act and all other applicable law in respect of any Accounts of account debtors that are a governmental authority. In addition, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers or employees) to file, in its sole discretion, one (1) or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than contingent indemnity obligations not then due) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3    Accounts Collection. At any time after the continuance of an Event of Default upon written notice to Borrower (which may be concurrent), Bank may notify any account debtor on any Account included in Collateral owing funds to Borrower of Bank’s security interest in such funds and may verify the amount of such Account; provided, that Bank agrees it will comply with the Assignment of Claims Act and all other applicable law in respect of any Accounts of account debtors that are a governmental authority.
9.4    Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities as required under the terms of this Agreement, Bank may do any or all of the following after reasonable prior written notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 hereof, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the then applicable rate hereinabove provided until such amounts have been paid or otherwise satisfied in full (including from amounts on deposit in accounts of Borrower at Bank), and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, the Assignment of Claims Act and all other applicable law, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

9.6    Remedies Cumulative. Bank’s rights and remedies under this Agreement and the other Loan Documents shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one (1) right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7    Demand; Protest. To the extent permitted by applicable law, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

9.8    Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be liable for the Credit Extensions and Obligations as set forth herein. Each Borrower waives, to the extent permitted by applicable law, (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other Loan Document and solely to the extent the Obligations are outstanding (other than contingent indemnity obligations not then due) and this Agreement has not been terminated, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment for Bank’s benefit and such payment shall be promptly delivered to Bank for application to the outstanding Obligations, whether matured or unmatured.

10.    NOTICES. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified, mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (provided, however, any “out-of-office” electronic mail or other similar automatic reply shall not constitute an affirmative acknowledgment of receipt) or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Article 10.

If to Borrower:	INTUITIVE MACHINES, INC. INTUITIVE MACHINES, LLC 13467 Columbia Shuttle Street Houston, Texas 77059 Attn: Anna Jones Email: ajones@intuitivemachines.com
If to Bank:	STIFEL BANK One Montgomery Street, Suite 3700 San Francisco, California 94104 Attn: Emily Gast Email: EGast@stifelbank.com

11.    GOVERNING LAW. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Section 5-1401 of the New York General Obligations Law) in all respects, including matters of construction, validity, and performance, and that none of its terms or provisions may be waived, altered, modified, or amended except as Bank and Borrower may consent thereto in writing duly signed for and on their respective behalf.

12.    JURISDICTION AND JURY TRIAL WAIVER.

12.1    Borrower and Bank hereby irrevocably consents that any suit, legal action, or proceeding against such Person or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document may be brought in any jurisdiction, including, without limitation, any New York State or United States Federal Court located in the Southern District of New York, as such Person may elect, and by execution and delivery of this Agreement, Borrower and Bank hereby irrevocably submits to and accepts with regard to any such suit, legal action, or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Borrower and Bank each hereby irrevocably consents to the service of process in any such suit, legal action, or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such Person at its address set forth herein. The foregoing shall not limit the right of Bank or Borrower to serve process in any other manner permitted by law or to bring any suit, legal action, or proceeding or to obtain execution of judgment in any other jurisdiction.

12.2    Borrower and Bank each hereby irrevocably waives any objection which Borrower or Bank may now or hereafter have to the laying of venue of any suit, legal action, or proceeding arising directly or indirectly under or relating to this Agreement or any other Loan Document in any state or federal court located in any jurisdiction, including without limitation any state or federal court located in the Southern District of New York chosen by such Person in accordance with this Article 12 and hereby further irrevocably waives any claim that a court located in the Southern District of New York is not a convenient forum for any such suit, legal action, or proceeding.

12.3    Borrower hereby irrevocably agrees that any suit, legal action, or proceeding commenced by Borrower with respect to any rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document (except as expressly set forth therein to the contrary) shall be brought exclusively in any New York State or United States Federal Court located in the Southern District of New York.

12.4    Borrower hereby waives any defense or claim based on marshaling of assets or election or remedies or guarantees.

12.5    Borrower and Bank (by its acceptance of this Agreement) hereby irrevocably waive all right to trial by jury in any action, proceeding, or counterclaim arising out of or relating to any obligation of Borrower or this Agreement or any other Loan Document.

13.    GENERAL PROVISIONS.

13.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits hereunder. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred, Bank shall not assign or grant participations in its interest in the Loan Documents to any Person who, in the reasonable estimation of Bank, is (a) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company, (b) a vulture fund or distressed debt fund, (c) any Person set forth on the list of competitors identified by Borrower to Bank in writing on or prior to the date of this Agreement, as may be amended from time-to-time upon agreement in writing by Bank to such amendment(s) (d) a Person that has formerly pursued or is currently pursuing litigation against the Borrower or any of its Subsidiaries or Excluded Subsidiaries and to which Bank has been provided written notice of such actions by such Person by Borrower. To the extent Bank sells a participation or assigns its interest, it shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant, assignee or other beneficial owner and the principal amounts (and stated interest) of each participant’s, assignee’s or other beneficial owner’s interest in the Credit Extensions or other obligations under the Loan Documents (the “Participant Register”); provided that Bank shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.2    Indemnification. Borrower shall defend, indemnify, and hold harmless Bank and its officers, employees, and agents (each, an “Indemnified Person”) against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party again an Indemnified Person in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement or any Ancillary Services Agreement (including without limitation reasonable and documented out-of-pocket attorneys’ fees and expenses), except for losses caused by Bank’s bad faith, gross negligence or willful misconduct. This Section 13.2 shall not apply with respect to Taxes other than Taxes that represent losses relating to any non-Tax claim.

13.3    Time of Essence. Time is of the essence for the performance of all Obligations set forth in this Agreement.

13.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5    Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally and all amendments, modifications or terminations will be pursuant to a written agreement among each Borrower and Bank. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6    Execution; Counterparts; Electronic Signatures. This Agreement and any amendment or modification thereto may be executed and delivered in any number of counterparts, including both counterparts that are executed on paper and counterparts that are electronic records executed electronically. Each executed counterpart (and any copy of an executed counterpart that is an electronic record) will be deemed an original, but all of which together will constitute one and the same instrument. Any document or other record signed using electronic signatures and records shall be deemed to have the same legally binding force and effect as an original paper document manually signed. Delivery of an executed signature page of any signed document or record by facsimile, e-mail, or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof. Except as required by Section 10, communications, notices, disclosures, and documents delivered electronically are deemed to be “in writing” to the same extent and with the same effect as if delivered on paper. For the avoidance of doubt, the exchange of email discussing or negotiating the terms of an amendment to this Agreement, even if such email is signed, does not in and of itself constitute a signed electronic record agreeing to such an amendment or its terms. Borrower hereby acknowledges and agrees that this Agreement has been executed and accepted by Bank in the State of Missouri.
13.7    Survival. All covenants, representations, and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs, and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8    Confidentiality. In handling any confidential information Bank and all officers, employees and agents of Bank, including but not limited to accountants, legal counsel, independent auditors and other experts shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement or any other Loan Document except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (b) to prospective transferees or purchasers of any interest in the loans, (c) as required by applicable law, regulations, rule, or order, subpoena, judicial order, or similar order, (d) as may be required in connection with the examination, audit, or similar investigation of Bank, and (e) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (x) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (y) is disclosed to Bank by a third party, provided that Bank does not have actual knowledge that such third party is prohibited from disclosing such information. Bank acknowledges and confirms that (a) certain information (including any internal management operating reports, the Yearly Plan, any requests for waivers, consents, amendments and all periodic reporting and notices) provided to Bank may include material non-public information, (b) it has policies and procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with those policies and procedures and with applicable laws, including United States federal, state and foreign securities laws.

13.9    Marketing Consent Borrower hereby authorizes Bank and its affiliates, in their sole discretion and expense, to publish on any website, in printed materials, and in any financial and other newspapers and journals, such announcements, tombstone advertisements, and any other publicity describing the services by Bank and its affiliates to Borrower, including the provision of the loan facilities pursuant to the Loan Documents (the “Publicity”); provided that Bank or an affiliate shall submit an initial copy of any written announcement or advertisement to Borrower for its prior approval of any Publicity (such approval not to be unreasonably withheld, conditioned, or delayed). The foregoing authorization shall remain in effect upon the earlier of (a) termination of this Agreement and (b) the date Borrower notifies Bank in writing that such authorization is revoked.

13.10    Patriot Act Notice. Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies Borrower, which information includes names and addresses and other information requested that will allow Bank to identify Borrower in accordance with the Patriot Act.

13.11    Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors, or should an interim receiver, receiver, receiver, and manager or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored, or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored, or returned.
13.12    Continuing Agreement; Releases of Collateral.

(a)    This Agreement shall remain in full force and effect until the Revolving Line Maturity Date (or the earlier termination of this Agreement by Borrower so long as all Obligations are paid in full and all Ancillary Services are cash collateralized in an amount acceptable to Bank), at which time this Agreement shall be automatically terminated (other than obligations under this Agreement which expressly survive such termination) and Bank shall, upon the request and at the sole expense of Borrower, forthwith release all of its Liens and security interests (including in the Collateral) hereunder and shall execute and deliver all Code termination statements and/or other documents reasonably requested by Borrower evidencing such termination.

(b)    If any Collateral shall be sold, transferred or otherwise disposed of by Borrower in a transaction permitted hereunder, then Bank, at the request and sole expense of Borrower, shall promptly execute and deliver to Borrower all releases and other documents, and take such other action, reasonably necessary for the release of the Liens created hereby or by any other Loan Document on such Collateral.
7.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INTUITIVE MACHINES, INC. By: /s/ Steve Vontur Name: Steve Vontur Title: Chief Accounting Officer and Controller
INTUITIVE MACHINES, LLC By: /s/ Steve Vontur Name: Steve Vontur Title: Chief Financial Officer and Controller
STIFEL BANK By: /s/ Cody Nenadal Name: Cody Nenadal Title: Managing Director

[Signature Page to Loan and Security Agreement]

EXHIBIT A
DEBTOR:    INTUITIVE MACHINES, INC.
    INTUITIVE MACHINES, LLC
SECURED PARTY:    STIFEL BANK
COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT
All of the following personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
(a)all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, securities accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), Intellectual Property Collateral, goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, all of Debtor’s right, title or interest security entitlements to financial assets consisting of rights to payment under the Insured Cash Sweep (ICS) program maintained by Bank for the benefit of Debtor, and the proceeds thereof, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b)any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment; provided that none of the foregoing shall include any Excluded Property (as defined in the Loan and Security Agreement dated as of March 4, 2025 among Debtor and secured party (as may be amended, supplemented or otherwise modified from time to time).
(c)All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time.
Exhibit A

EXHIBIT B

ADVANCE REQUEST FORM

[To be provided by Bank]
Exhibit B

EXHIBIT C

COMPLIANCE CERTIFICATE
TO:    STIFEL BANK
FROM:    INTUITIVE MACHINES, INC. and INTUITIVE MACHINES, LLC (“Borrower”)
The undersigned authorized officer of Borrower hereby certifies on behalf of Borrower that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (a) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (b) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof (provided, that, to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (without duplication of materiality qualifiers) as of such earlier date). Attached herewith are the required documents supporting the above certification. The officer further certifies on behalf of Borrower that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Annual financial statements (CPA Audited)	FYE within 180 days (or any later time as permitted to be filed with the Securities and Exchange Commission, not later than 270 days after FYE)	Yes	No	N/A

Monthly operating review prepared by Borrower in its ordinary course of business	Monthly within 45 days	Yes	No

Quarterly Compliance Certificate	Quarterly within 45 days	Yes	No

10K and 10Q	(as applicable)	Yes	N/A

Annual operating budget, sales projections and operating plans approved by Board of Directors	Annually no later than 90 days after FYE, and contemporaneously with any updates thereto	Yes	No

Financial Covenant	Required	Actual	Complies

Minimum Revenue	$________* * See Section 6.8	$________	Yes	No	N/A

Exhibit C

Banking Matters

A.	Amount of cash and Cash Equivalents maintained by Borrower, Borrower’s Subsidiaries and any Guarantor in all accounts with Bank at month end.			$_______________
B.	Amount of cash and Cash Equivalents maintained by Borrower in all accounts with Bank at month end.			$_______________
C.	Amount of cash and Cash Equivalents maintained by Borrower, Borrower’s Subsidiaries and any Guarantor in accounts with a financial institution other than Bank at month end (complete a line below for each financial institution)			$_______________
	Account Holder	Financial Institution	Month End Balance	DACA in Place?
	_______________	__________________	$__________	Yes No
	_______________	__________________	$__________	Yes No
	_______________	__________________	$__________	Yes No
	_______________	__________________	$__________	Yes No
D.	Amount of cash and Cash Equivalents maintained by Borrower in accounts with a financial institution other than Bank at month end			$_______________
E.	Total cash and Cash Equivalents of Borrower, Borrower’s Subsidiaries and any Guarantor (Line A plus the aggregate of Line C)			$_______________
F.	Total cash and Cash Equivalents of Borrower (Line B plus the aggregate of Line D)			$_______________
G.	Line E multiplied by 0.80.			$_______________
H.	Line E multiplied by 0.25.			$_______________
I.	Line F multiplied by 0.80.			$_______________
J.	Line F multiplied by 0.25.			$_______________
K.	Has Borrower maintained compliance with Section 6.7 of the Agreement (which requires that Line A be greater than [Line G] [Line H] and that Line B be greater than [Line I] [Line J])?			Yes No

Exhibit C

Other Matters		Has Borrower maintained the Net Cash Threshold Amount at all times for the period covered by this Compliance Certificate?

What is Borrower’s Net Cash?	$________	Yes	No

Has there been any legal action threatened in writing against Borrower that requires disclosure under Section 6.3 of this Agreement? If yes, please provide details.		Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

___________________________________________	Verified:
SIGNATURE	AUTHORIZED SIGNER

___________________________________________	Date:
TITLE
	Compliance Status	Yes No
___________________________________________
DATE
Exhibit C